Master Core Bond Enhanced Index Series

FILE #811-07885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/14/2008	Target Corporation	1,250,000,000	2,450,000

Banc of America Securities LLC, Citigroup Global Markets Inc., Lehman Brothers Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Piper Jaffray & Co., Wachovia Capital Markets LLC, Wells Fargo Securities, LLC